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                                                                     Exhibit 5.2

                      [LETTERHEAD OF ARTER & HADDEN LPP]



                                September 13, 1999


State Street Bank and Trust Company,
 as Trustee
225 Franklin Street
Boston, Massachusetts 02110


       Re:   Business Sound, Inc.
             --------------------

Ladies and Gentlemen:


     We have acted as special Ohio counsel to Business Sound, Inc., an Ohio corporation ("BSI"), in connection with its obligations under the terms of that certain Indenture, dated as of March 18, 1999, as supplemented August 30, 1999 (the "Indenture") among Muzak LLC, a Delaware limited liability company ("Muzak"), Muzak Finance Corp., a Delaware corporation ("Finance" and together with Muzak, the "Issuers"), BSI and each of the other Guarantors (as defined therein) a party thereto (together with BSI, the "Guarantors") and State Street Bank and Trust Company, in its capacity as Trustee thereunder (the "Trustee"). The Issuers, Guarantors and Trustee are sometimes collectively referred to herein as the "Transaction Parties". Capitalized terms used but not defined herein have the same meanings as in the Indenture.

     In connection with our engagement, we have reviewed the following documents:

     a.   the Indenture;

     b. the notation of Guarantee executed by BSI and certain other Guarantors as contemplated under the terms of Section 10.08 of the Indenture (the "Notation");

     c.   BSI's Articles of Incorporation and Regulations; and

     e. such other agreements, documents, certificates and records as we have deemed appropriate for the purposes of this opinion letter.

     The documents enumerated in items (a) and (b), above, are collectively referred to as the "Guarantee Documents."



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State Street Bank and Trust Company,
  as Trustee


September 13, 1999
Page 2


    In our review we have assumed the genuineness of all signatures (other than those of the officers of BSI), the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies, the accuracy and completeness of governmental records, and the legal capacity of natural persons. As to questions of fact we have relied upon the accuracy of certain matters which have been certified as being true and correct by officers of BSI and public officials. All assumptions and statements of reliance as to factual matters herein have been made without any independent investigation or verification on our part. We have also assumed that each of the Transaction Parties (other than BSI) has the power and authority to enter into and perform its obligations under, and has duly authorized, executed and delivered, the Guarantee Documents to which it is a party and that such Guarantee Documents constitute valid and binding obligations of the Transaction Parties (other than BSI), enforceable against them in accordance with their respective terms.

     The law covered by this opinion letter is limited to the Federal laws of the United States, the laws of the State of Ohio and case law related to the foregoing.

     Based on the foregoing and subject to the qualifications, limitations, exceptions and assumptions set forth or referred to herein, we are of the opinion that:

     1. BSI is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Ohio.

     2. BSI has the requisite corporate power and authority to execute and deliver the Guarantee Documents and to perform its obligations thereunder.

     3. The execution and delivery of the Guarantee Documents by BSI, and the performance of its obligations thereunder, has been duly authorized by BSI.

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State Street Bank and Trust Company,
  as Trustee


September 13, 1999
Page 3


     This opinion letter is delivered to you for your use in connection with the transactions contemplated by the Guarantee Documents and may be relied upon by you, the Holders or Noteholders or any investor in, or beneficial owner of, the Notes. Except as so provided, this opinion letter may not be disclosed or delivered to any other person or entity, or relied upon by you or any other person or entity or for any other purpose whatsoever, without in each instance our prior written consent.

     However, Kirkland & Ellis may, to the same extent as if it were an addressee hereof, rely upon this opinion letter in issuing any opinions which it determines appropriate in connection with or relating to, the Guarantee Documents or any of the transactions contemplated by the Guarantee Documents.

     We do not undertake to advise you of matters which may come to our attention subsequent to the date hereof and which may affect our opinions expressed herein.

     We bring to your attention the fact that our opinions set forth herein are expressions of professional judgment and not a guarantee of a result.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission pursuant to the Securities Act of 1933 (the "Securities Act") as Exhibit 5.2 to the Registration Statement on Form S-4 (file no. 333-78571) of Muzak, Finance and the Guarantors with respect to the exchange offer for the 9 7/8% Senior Subordinated Notes due 2009 of Muzak and Finance. In so doing, we do not admit that we are experts whose consent is required pursuant to
Section 7 of the Securities Act or provided pursuant to Section 11(a) of the Securities Act.

                                        Very truly yours,



                                        /s/ Arter & Hadden LLP
                                        ARTER & HADDEN LLP